Exhibit 99.1

First Financial Service Corporation

NEWS

FOR IMMEDIATE RELEASE	For More Information Contact:
B. Keith Johnson
Chief Executive Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation Announces the Promotion of Gregory Schreacke to President.

The Board of Directors of First Financial Service Corporation, located at 2323 Ring Road, Elizabethtown, Kentucky, recently appointed Gregory S. Schreacke to the position of President.  Mr. Schreacke has served as Executive Vice President / Chief Financial Officer since January, 2004.  Mr. Keith Johnson, who has served as Chief Executive Officer and President for the past ten years, will continue as Chief Executive Officer and Mr. Schreacke will report directly to Mr. Johnson.

“I am very pleased to announce Mr. Schreacke’s promotion to President”, commented Mr. Johnson. “His technical skills have been a tremendous resource for the Company during the past four years.” Professionally, Mr. Schreacke has been a licensed Certified Public Accountant since 1992 and is a member of the American Institute of Certified Public Accountants.  Mr. Schreacke received his MBA from Quincy University, in Quincy, Illinois after receiving his B.S. degree in accounting from the University of Illinois at Urbana-Champaign.

“During his tenure at First Financial Service Corporation, he has demonstrated strong leadership qualities.   He is highly respected in our community as well as the banking industry”, remarked Mr. Johnson.  Mr. Schreacke currently serves on the Board of Directors for United Way of Central Kentucky, is Chairman of the Community Investment Team for United Way of Central Kentucky, a member of the Elizabethtown A.M. Rotary Club, the Finance Committee for the St. James Catholic Church, and a participant in the 2007-2008 Leadership Elizabethtown Class.

Since Mr. Schreacke’s appointment to EVP/CFO, the Company’s total assets have increased from $664 million to $873 million.  The Company has experienced growth in total loans and deposits of 37% and 51%, respectively.  “More important than the growth achieved during the past four years is the anticipated future growth of the organization”, said Mr. Johnson.  “We have five new banking centers currently under development and anticipate opening all five of these locations within the next couple of years.  Further, Mr. Schreacke’s promotion will allow us to focus more attention on growth opportunities such as new products, services, and new geographic markets for organic growth and acquisition candidates.   We work well together as a team and I look forward to the new opportunities this promotion will bring to the Company”.

“I truly appreciate this opportunity”, commented Mr. Schreacke.  “We are blessed in our organization to have hard working associates who care about our customers and are dedicated to the communities we serve.  The commitment of our associates to providing superior customer service has been a key driver of the success of our Company.  Together, we have an exciting future as we continue to build on our rich 85 year history and create value for our associates, customers and shareholders”.

First Financial Service Corporation of Kentucky is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  Today, the Bank serves Central Kentucky through its 15 full-service banking centers, a mortgage center and a corporate banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Knight Securities, LP